Exhibit 10.5

SUBLICENSE AGREEMENT

This Sublicense Agreement (this "Agreement") is made and entered into as of May 6, 2015 (the "Effective Date") by and between Nephros, Inc., a Delaware corporation ("Sublicensor"), and CamelBak Products, LLC, a Delaware limited liability company ("Sublicensee"). Sublicensee and Sublicensor are sometimes referred to in this Agreement, individually, as a "Party" and, collectively, as the "Parties." Notwithstanding the Effective Date above, all of the Parties' respective rights and obligations hereunder are expressly subject to Sublicensor's entering into the Supply Agreement with Medica S.p.A. contemplated in Section 4 hereof.

RECITALS

A.           Pursuant to a License and Supply Agreement dated April 23, 2012, as amended to date (the “License Agreement”), between Sublicensor and Medica S.p.A. (“Medica”), a copy of which is attached hereto as Appendix A, Sublicensor is the exclusive licensee of certain Medica IP (as defined in the License Agreement) with respect to certain proprietary technology, known as the Medisulfone fiber technology, for the purification of water (the "Medica Technology").

B.           Sublicensor itself possesses certain proprietary technology for the purification of water (the “Sublicensor Technology” and together with the Medica Technology, the “Technology").

C.           Sublicensor has incorporated the Technology into the development of individual water treatment devices under the tradename HydraGuard (the “Sublicensed Products”), which Medica has agreed to manufacture and supply to Sublicensor pursuant to the terms of the License Agreement.

D.           Sublicensee is in the business of, among other things, marketing, distributing and selling hydration systems for commercial, recreational and military applications throughout the world.

E           Sublicensor wishes to have Medica manufacture and sell to Sublicensee the Sublicensed Products and, in order to facilitate such sales, desires to grant Sublicensee a sublicense to the Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows.

AGREEMENT

1.           LICENSE.

1.1           License Grant. Sublicensor grants to Sublicensee an exclusive, non-transferable (a) sublicense to the Medica IP, and (b) license to the Sublicensor IP, in each case solely to market, sell, distribute, import and export Sublicensed Products throughout the Territory.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

1.2           Definitions. For purposes hereof, the following terms shall have the following meanings:

(a)           "Intellectual Property" means, collectively, the Medica IP (as such term is defined in the License Agreement) and the Sublicensor IP, in each case solely as it relates to the Technology and is used in the Sublicensed Products.

(b)           “Sublicensor IP” means, with respect to the Sublicensor Technology, all patents, patent applications, continuations, divisionals, reissues, re-examinations and extensions thereof, including without limitation, any corresponding patents and patent applications within or outside the United States, all copyrights, trade secrets, know-how, information, inventions, innovations, discoveries, improvements, ideas, developments, methodologies, designs, technology, confidential information, analyses, concepts, prototypes, computer apparatuses and/or software, CAD files, programs, manufacturing processes, techniques, and any other intellectual property now owned or hereafter discovered, developed, issued or acquired.

(c)           “Territory” means worldwide, excluding Italy.

1.3           Reversionary Rights.

(a)           In the event that Sublicensee enters into an agreement or otherwise obtains or develops the rights to market or sell a product that directly competes with the Sublicensed Products (a "Competing Product"), it shall promptly notify Sublicensor of the existence of such agreement or rights and the country or other geographic territory in which it intends to market or sell such Competing Product (a "Sub-Territory"). Sublicensor shall have a period of thirty (30) days after such notification to elect, in its sole discretion, to terminate the license granted to Sublicensee in Section 1.1 with respect to such Sub-Territory. Notwithstanding any such termination pursuant to this Section 1.3(a), Sublicensee shall continue to have the right to fulfill any outstanding orders for Sublicensed Products and to sell any Sublicensed Products then shipping, in inventory or in production.

(b)           In the event that Sublicensee sells Competing Products to a particular sub-set of customers (a "Sub-Market") (e.g., recreational use in a specific country or military use in a specific non-U.S. country) in a Sub-Territory in which Sublicensor has not exercised its rights under Section 1.3(a) above, and sales of the Competing Products in such Sub-Market exceed sales of Sublicensed Products in the same Sub-Market during any full calendar year, then Sublicensor may convert the sublicense granted in Section 1.1 from exclusive to non-exclusive solely with respect to such Sub-Market.

2.           CONSIDERATION.

2.1           License Fees—Sale to the Military.

(a)           Sublicensee shall pay to Sublicensor in cash the percentage of Gross Profit (as defined below) set forth below with respect to sales of Sublicensed Productsmade to any branch of the United States military, other than Special Operations Command (“SOCOM”), through a direct contract not resulting from an acquisition made pursuant to the procedures outlined in Federal Acquisition Regulation Part 8:

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(i)           [*******]* percent ([*******]*%) of the Gross Profit on sales of the first [*******]* units; and

(ii)           [*******]*percent ([*******]*%) of the Gross Profit on sales of units in excess of [*******]*.

(b)           "Gross Profits" means the consideration actually received by Sublicensee or its affiliates for Sublicensed Products (less returns, chargebacks and other customary allowances) less the Ex Works purchase price paid by Sublicensee to Medica (on an as converted to U.S. dollars basis at the exchange rates determined pursuant to Section 3.1).

2.2           License Fees—Other. On all sales of Sublicensed Products other than sales described in Section 2.1, Sublicensee shall pay Sublicensor $[*******]* per unit with respect to the first [*******]* units sold and $[*******]* per unit with respect to all sales in excess of [*******]* units. The license fees set forth in Sections 2.1 and 2.2 are referred to herein as the "Fees"). The Fees set forth in this Section 2.2 shall be adjusted annually to reflect increases in the Consumer Price Index (CPI-U, U.S. City Average) for the preceding calendar year (determined by comparing December to the prior December indices); provided, however that there shall not be any adjustment to the Fees if the annual change in such Consumer Price Index does not exceed four percent (4%).

2.3           Payments.

(a)           Fees shall be paid to Sublicensor on a calendar quarter basis, commencing with the first completed calendar quarter after the Effective Date, not later than thirty (30) calendar days after the end of the applicable quarter with respect to Sublicensed Products for which payment has been received during such quarter.

(b)           If the Fees paid to Sublicensor under Section 2.2 do not equal or exceed the following amounts during the applicable 12 month periods commencing on the Effective Date (the "Minimum Fee"), then Sublicensee shall have the right, in its sole discretion to convert the sublicense set forth in this Agreement to non-exclusive with respect only to non-U.S. military sales of Sublicensed Products, provided however that Sublicensee may pay to Sublicensor an additional amount on or prior to the end of the first full month after the close of the applicable 12-month period such that the total fees paid to Sublicensor for the prior 12-month period shall be equal to the applicable Minimum Fee:

Years	Minimum Fee per Year
1	$[*******]*
2	$[*******]*
3	$[*******]*
4	$[*******]*
5-8	$[*******]*

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

3.           PAYMENTS.

3.1           Payments. All payments under this Agreement shall be made in U.S. dollars. When any Sublicensed Product is sold for compensation other than United States dollars, conversion of foreign currency to United States dollars will be made in the same manner as Sublicensee converts all of its other revenues received in foreign currency, provided that the exchange rates employed are those quoted by a reputable source, such as a recognized money center bank such as JP Morgan, Bank of America or an equivalent, or the Wall Street Journal.

3.2           Withholding. If any amounts are required under U.S. or other laws to be withheld from payments otherwise due to Sublicensor, then Sublicensee shall so notify Sublicensor, obtain appropriate documentation of such requirement, deduct from payments to Sublicensor the appropriate amount of withholding taxes imposed hereunder, and pay such taxes on behalf of Sublicensor. Sublicensee shall provide Sublicensor with receipts or certificates showing the payment of the amounts withheld pursuant to this Section 3.2. Sublicensee shall use commercially reasonable efforts to provide all forms, documents, and/or other information necessary to comply with or reduce any taxes payable pursuant to this Section 3.2 or necessary to establish Sublicensor's right to a tax credit in respect of any such taxes.

4.           SUBLICENSED PRODUCTS. Sublicensee shall be responsible for the sales, marketing and support (including warranty support) of the Sublicensed Products and shall purchase all Sublicensed Products directly from Medica or its designee pursuant to a supply contract to be entered into between Sublicensor and Medica (the "Supply Agreement").

5.           TRANSITION PERIOD. During the nine month period following the Effective Date, Sublicensor shall provide, at no cost to Sublicensee, technical support to Sublicensee as set forth below to address technical and other issues that may arise regarding the Technology and Sublicensed Products:

First 3 months:	up to 30 hours per month

Months 4-6:	up to 16 hours per month

Months 7-9:	up to 8 hours per month

All consulting in excess of the foregoing shall be billed to Sublicensee monthly at $150 per hour, payable within fifteen (15) days after receipt of invoice.

6.           REPORTS AND RECORDS.

6.1           Books and Records. Sublicensee shall keep complete and accurate records in sufficient detail to verify compliance with this Agreement, including without limitation, the accuracy of the Fees payable hereunder. Such records will be maintained for the entire term of this Agreement and for a period of two (2) years thereafter, or longer if so required by applicable law; provided, that in the event of any dispute between the Parties that remains unresolved at the end of such two-year period, Sublicensee shall continue to maintain such records until such dispute is finally resolved.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

6.2           Royalty Reports. Within thirty (30) calendar days after the end of each calendar quarter, Sublicensee shall submit to Sublicensor a written royalty statement showing:

(a)           aggregate Gross Sales of Sublicensed Products during the previous calendar quarter to the U.S. military;

(b)           aggregate number of Sublicensed Products sold during the previous calendar quarter to non-U.S. military purchasers, broken down by country;

(c)           the amount of Fees due to Sublicensor or, if no Fees are due for any reporting period, the statement that no Fees are due; and

(d)           such other information as may be reasonably required by Sublicensor in order to comply with its obligations to Medica under the License Agreement.

6.3           Audit. Upon at least thirty (30) days’ prior written notice to Sublicensee, Sublicensor shall have the right to have an independent certified public accounting firm have access during normal business hours, and upon reasonable prior written notice, to such of the records of Sublicensee (and its affiliates) as may be reasonably necessary to verify the accuracy of all sales and Fees due to Sublicensor for any calendar quarter ending not more than 36 months prior to the date of such request. Sublicensee shall provide Sublicensor reasonable access to the relevant books and records during Sublicensee's normal business hours. Such audit may be conducted no more frequently than once per calendar year during the term of this Agreement, and once thereafter. Any such audit shall be conducted at Sublicensor’s sole expense, provided that if the results of such audit reveal an under-reporting or underpayment in excess of five percent (5%) of Fees for such period, then Sublicensee shall bear the costs of the audit, promptly such underpayment and pay Sublicensor interest thereon at the rate of ten percent (10%) per annum. Sublicensor shall promptly repay any overpayments revealed by such audit. All such payments required by this Section 6.3 shall be due and payable within thirty (30) days of notice of payment due. The results of the accounting firm shall be final, absent manifest error. The Parties acknowledge that the results of any such audit shall be deemed Confidential Information.

7.           CONFIDENTIALITY.

7.1           Confidential Information. Except as expressly provided herein, the Parties shall, for the term of this Agreement and for five (5) years thereafter, shall keep confidential, not publish or otherwise disclose nor use any Confidential Information (as defined below) furnished by the disclosing Party. "Confidential Information" means all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, materials, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, no matter how stored, compiled, or memorialized, whether physically, electronically, graphically, photographically, or in writing, which derives independent economic value, actual or potential, from not being generally known to nor readily ascertainable by the public. Notwithstanding any provision of this Agreement, Confidential Information shall not include that which:

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(a)           is within the public domain prior to the time of the disclosure;

(b)           comes within the public domain through no fault of the receiving Party or any of its representatives;

(c)           was, on or before the date of disclosure, in the possession of the receiving Party; or

(d)           is acquired by the receiving Party from a Third Party not under an obligation of confidentiality.

7.2           Permitted Use and Disclosures. Each Party may use or disclose information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement or in complying with applicable law, legal process or governmental regulations; provided that if a Party is required to make any disclosure of another Party's Confidential Information by law, regulation, court order or some other government authority, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of the need for such disclosure so that the disclosing Party may seek to protect such information, whether by protective order, injunction or otherwise. In any event, the receiving Party shall only disclose that portion of the Confidential Information that, in the opinion of its legal counsel, it is required to disclose.

7.3           Confidential Terms. Except as expressly provided herein, neither Party shall disclose any terms of this Agreement to any Third Party without the consent of the other Party; provided that such disclosure may be made, as required by law, regulation or court order, or to actual or prospective customers, corporate partners or investors or to a Party's accountants, attorneys and other professional advisors. Prior to making any disclosure of information pursuant to this Section 7.3, a Party shall use its reasonable efforts to secure confidential treatment of such Confidential Information (whether through protective order or confidentiality agreements or otherwise). Sublicensee hereby consents to Sublicensor providing a copy of this Agreement to Medica to the extent such disclosure is required to discharge its obligations thereto.

8.           REPRESENTATIONS AND WARRANTIES.

8.1           Sublicensor Representations and Warranties. Sublicensor represents and warrants that (i) it has the authority and right to convey the sublicense granted to Sublicensee pursuant to Section 1; (ii) the Technology does not violate any third party rights of which Sublicensor is or reasonably should be aware; (iii)  there are no facts known, or which reasonably should be known, to Sublicensor, including the existence of patents or patent applications owned by any third party, that would adversely affect the validity of the Technology or would enable a third party to prevent or adversely affect Sublicensee's ability to exercise the rights granted to it under Section 1; (iv) it will keep Sublicensee duly and timely informed of the status of any patents and patent applications relating to the Technology, the development or conception of any improvements to the Technology (which improvement shall be deemed Technology covered by the sublicense set forth in Section 1), and any efforts by Sublicensee or Medica to stop any infringements by other persons or entities; and (v) Sublicensee's entering into and performing this Agreement will not conflict with or violate any agreements or obligations Sublicensee may have with any other person or entity.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

8.2           Sublicensee Representations and Warranties. Sublicensee represents, warrants and agrees that (i) it will never threaten, institute or prosecute any claim, action or suit in law or in equity seeking to have any claim in any of the patent right included in the Intellectual Property declared invalid or unenforceable; (ii) it is authorized to enter into this Agreement; and (iii) it is not a party to any agreement or arrangement with any third party or under any obligation or restriction that in any way limits or conflicts with its entering into this Agreement or its ability to fulfill any of its obligations under this Agreement.

8.3           No Implied Warranties. EXCEPT AS SET FORTH IN SECTION 8.1, SUBLICENSOR MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY, EXPRESS OR IMPLIED WITH RESPECT TO THE TECHNOLOGY, AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

9.           INTELLECTUAL PROPERTY.

9.1           Enforcement. If either Party becomes aware that any Intellectual Property used in the Sublicensed Products is being or has been infringed, misused or misappropriated by any third party, then such Party shall promptly notify the other Party in writing describing the facts relating thereto in reasonable detail. It is understood that Medica may have the first right to enforce the Intellectual Property. If Medica elects to not enforce the Intellectual Property used in the Sublicensed Products and the infringement, misuse or misappropriation adversely affects Sublicensee's right hereunder to market and sell Sublicensed Products, Sublicensor shall institute, prosecute and control an action, suit or proceeding (an "Action") including any declaratory judgment action, at its expense, using counsel of its choice. Sublicensee shall provide Sublicensor with reasonable cooperation in connection with any such Action. After Sublicensor recoups its cost incurred in such Action, the Parties shall divide any amounts recovered in any Action based on a good faith determination of the harm suffered by each Party as a result of the infringement, misuse or misappropriation.

9.2           Infringement Claims. If the practice by Sublicensee of the sublicense granted herein results in any allegation or claim of infringement of an intellectual property right of any third party against Sublicensee, then Sublicensor shall defend any such claim, suit or proceeding, at its own expense, by counsel of its own choice and shall have the right and authority to settle any such suit; provided, that Sublicensee, at its own expense and using counsel of its choice, may intervene in such suit. Sublicensor shall not enter into any settlement agreement which would have an adverse impact on Sublicensee without the prior written consent of Sublicensee.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

9.3           Prosecution and Maintenance of Intellectual Property. The Parties shall work closely to develop a suitable strategy for the prosecution and maintenance of the Intellectual Property; provided that Sublicensor shall be responsible for all costs and expenses incurred in connection with such maintenance and prosecution. Sublicensee shall provide Sublicensor with reasonable notice of any country in which Sublicensee reasonably expects to sell at least 10,000 units of Sublicensed Products and Sublicensor shall take all actions reasonably required to protect the rights granted to Sublicensee hereunder in such country, including, without limitation prosecuting and maintaining the Intellectual Property. Sublicensee shall, upon reasonable request by Sublicensor, provide Sublicensor or its authorized representative with any information under Sublicensee's control or in its possession reasonably required to file or prosecute patent applications and otherwise prosecute and maintain the Intellectual Property and will execute and deliver to Sublicensor all documents reasonably required from Sublicensee in connection therewith.

10.	INDEMNIFICATION.

10.1           Indemnification by Sublicensor. Except for claims arising because of the intentional or willful misconduct of Sublicensee, Sublicensor shall indemnify, defend and hold harmless Sublicensee, and its directors, officers, trustees, employees, agents, insurers, successors and assigns (the "Sublicensee Indemnitee(s)") from and against any and all liabilities, claims, demands, expenses (including, without limitation, all attorneys and professional fees and other costs of litigation), losses or causes of action (each, a "Liability") arising out of or relating in any way to any (a) breach by Sublicensor of any obligation, representation or warranty of Sublicensor under this Agreement, (b) grossly negligent act or omission by Sublicensor or any Sublicensor Indemnitee, and (c) violation of applicable law that materially adversely affects Sublicensee’s rights under this Agreement; except in each case to the extent that any such Liability shall be within the indemnification obligations of Sublicensee set forth in Section 10.2.

10.2           Indemnification by Sublicensee. Except for claims arising because of the intentional or willful misconduct of Sublicensor, Sublicensee shall indemnify, defend and hold harmless Sublicensor, and its directors, officers, trustees, employees, agents, insurers, successors and assigns (the “Sublicensor Indemnitee(s)” and together with the Sublicensee Indemnitee(s), “Indemnitee(s)”) from and against any and all Liability arising out of or relating in any way to any (a) breach by Sublicensee of any obligation, representation or warranty of Sublicensee under this Agreement, (b) grossly negligent act or omission by Sublicensee or any Sublicensee Indemnitee, and (c) any violation of applicable law that materially adversely affects Sublicensor’s rights under this Agreement; except in each case to the extent that any such Liability shall be within the indemnification obligations of Sublicensor set forth in Section 10.1.

10.3           Procedures.

(a)           In the case of a claim for Liability made by a third party (a “Third Party Claim”) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Article 10, an Indemnitee seeking indemnification hereunder will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)           Defense of Claim. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof by providing written notice to Indemnitee of its intention to assume the defense of such Third Party Claims within said thirty (30) day period (at the expense of the Indemnitor) with counsel selected by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty day period set forth above, the Indemnitee shall have the right, at the expense of the Indemnitor, after five (5) business days’ notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(c)           Settlement of Claims. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to a reasonable settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Liabilities (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liabilities in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(d)           Direct Claims. Any Claim which does not involve a Third Party Claim (a “Direct Claim”) shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor. For a period of sixty (60) days from and after the receipt of the written notice the Parties shall attempt in good faith to resolve such Direct Claim. If the Parties are unable to resolve such Direct Claim, the Party seeking recourse may thereafter institute proceedings under Section 12.10 to enforce said Direct Claim.

(e)           Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT APPLY IN CASES OF FRAUD OR BREACHES OF THIS AGREEMENT MADE INTENTIONALLY IN BAD FAITH OR IN RECKLESS DISREGARD FOR THE PROVISIONS OF THIS AGREEMENT AND SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS UNDER THIS SECTION 10.

11.           TERM AND TERMINATION.

11.1           Term. This Agreement will commence on the Effective Date and, unless terminated earlier as provided in this Article 11, will expire December 31, 2022.

11.2           Termination for Cause.

(a)           Either Party may terminate this Agreement in the event the other Party has committed a material breach or default of this Agreement, and such breach or default has continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of such period.

(b)           Either Party shall have the right to terminate this Agreement if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization (except for the purposes of a bona fide amalgamation or other reorganization) or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

11.3           Effect of Termination.

(a)           Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)           Return of Confidential Information. Upon any termination or expiration of this Agreement, each Party shall promptly return to the other Party or destroy all Confidential Information received from the other Party (except one copy which may be retained exclusively for legal archival purposes).

(c)           Termination of Rights. In the event of the termination of this Agreement, all rights granted to Sublicensee with respect to the Technology shall immediately terminate; provided, however that Sublicensee shall retain the right to fulfill any outstanding orders for Sublicensed Products and to sell any Sublicensed Products then shipping, in inventory or in production; and provided further, however, that Sublicensee shall continue to be obligated to pay all Fees associated with any such sales of Sublicensed Products.

11.4           Non-Refundability of Fees. Subject to Sublicensee’s right to indemnification under Section 10 hereof and Sublicensor's breach of this Agreement, all Fees paid to Sublicensor by or on behalf of Sublicensee shall be non-refundable, notwithstanding any termination of this Agreement.

11.5           Survival. Sections 6, 7, 9, 10, 11 and 12 and any provisions which by their terms should survive the expiration or termination of this Agreement shall so survive.

12.           MISCELLANEOUS.

12.1           Governing Law. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, without reference to conflicts of laws principles thereof.

12.2           Assignment. Neither Party may assign or transfer this Agreement or any of its rights or obligations without the prior written consent of the other Party, which consent may not be unreasonably withheld, provided that either Party may assign this Agreement, without such consent in connection with the sale of its business, whether by sale of equity, assets, merger, consolidation or the like, provided further that in the case of an acquisition of Sublicensee the acquiring party shall not be a competitor of Sublicensor. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Any other attempted transfer or assignment shall be void.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

12.3           Waiver. No waiver of any rights, shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

12.4           Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.5           Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by facsimile or other electronic transmission or by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties:

Sublicensor:	Nephros, Inc. 41 Grand Avenue River Edge, NJ 07661 Attention: Chief Executive Officer

Sublicensee:	CamelBak Products, LLC 2000 South McDowell Blvd., Suite 200 Petaluma, CA 94954 Attn: Chief Financial Officer

Any notice hereunder shall be effective: (i) the date delivered in person; (ii) the first business day after the date sent by overnight courier, facsimile or other electronic transmission; or (iii) three business days after sending by registered or certified mail, return receipt requested, postage prepaid

12.6           Independent Contractors. The relationship of the Parties is that of independent contractors and not joint venturers or partners, and nothing herein shall be construed as establishing one Party or any of its employees as the agent, legal representative, joint venturer, partner, employee, or servant of the other. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other. Neither Party shall hold itself out as being the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or as having authority to represent or act for the other Party in any capacity whatsoever, except as authorized herein.

12.7           Compliance with Laws; Cooperation. In exercising their rights under this Agreement, the Parties shall comply with all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. Each Party shall make reasonable efforts to furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any foreign, U.S. federal, state and/or government agency.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

12.8           Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment and confidentiality obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, or governmental acts or orders or restrictions; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.9           Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

12.10           Dispute Resolution.

(a)           The Parties desire to resolve any dispute that may arise between them speedily and cooperatively. Accordingly, if either Party believes there exists a dispute, disagreement, claim or controversy between them arising out of or relating to this Agreement or its breach (a "Disputed Matter"), then it will notify the other Party in writing with reasonable particulars of the Disputed Mater. The Parties shall refer the Disputed Matter to their respective senior executives with operating authority over the Disputed Matter who shall have sixty (60) calendar days to agree upon a decision that resolves the Disputed Matter. If the Disputed Matter cannot be so resolved within such sixty (60) calendar day period, then, and only then, may the Parties initiate binding arbitration under Section 12.14(b) to resolve the Disputed Matter.

(b)           Subject to Section 12.14(a), each Disputed Matter connected with this Agreement, including enforcement or interpretation hereof, shall be submitted to binding arbitration with the Judicial Arbitration & Mediation Service, Inc. ("JAMS"), at its Delaware office. The terms and procedures for such arbitration shall be as follows. If the Parties are unable to agree on a single retired judge from the JAMS panel, then JAMS will provide a list of three (3) available judges and each Party may strike one. The remaining judge will serve as the arbitrator. Arbitration must be initiated within one (1) year after the date of notice of the Disputed Matter referenced in Section 12.14(a). Failure to initiate arbitration within that period constitutes an absolute bar to the institution of any new proceedings. Arbitration is initiated by sending written notice of an intention to arbitrate by registered or certified mail to all Parties and to JAMS. The notice must contain a description of the dispute, the amount involved, and the remedy sought. The arbitrator shall determine the rights, rules and procedures for the Parties to follow. Both Parties shall have the right to confirm, correct or vacate the arbitration award, pursuant to and as permitted by the Federal Rules of Civil Procedure (including any local rules applicable to the United States District Court for the District of Delaware). The sole and exclusive venue to confirm, correct or vacate the arbitration award shall be the state or federal courts located in the City and County of Wilmington, Delaware, and each Party hereby submits and consents to the personal jurisdiction of such courts.

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(c)           If either Party brings a suit, action, arbitration, counterclaim, or proceeding to enforce the provisions of this Agreement (including, without limitation, enforcement of any award or judgment obtained with respect to this Agreement), then the prevailing Party shall be entitled to recover reasonable attorneys' fees, as well as any reasonable fees paid to its experts and consultants and any litigation expenses in addition to court costs from the non-prevailing Party.

12.11           Signatures. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be original signatures.

<signature page follows>

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

IN WITNESS WHERE, a duly authorized representative of each Party has executed this Agreement as of the Effective Date.

CAMELBAK PRODUCTS, LLC		NEPHROS, INC.

By:	/s/ Jason Frame	By:	/s/ Daron Evans
Its:	CFO	Its:	Daron Evans, President & CEO

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* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Appendix A

License Agreement

[attached hereto]